Exhibit 8

Execution copy

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2012 by and between (i) Bronicki Investments Ltd. (the "Seller"), an Israeli company (Company no. 51-255064-1) organized under the laws of the State of Israel, having its registered office at 5 Brosh Street, Yavne, Israel and (ii) FIMI ENRG, Limited Partnership, a newly formed Israeli limited partnership (the "Israeli Fund") and FIMI ENRG, L.P., a newly formed Delaware limited partnership (the "Foreign Fund" collectively, the “Buyer”), controlled by FIMI Opportunity IV, L.P., a limited partnership formed under the laws of the State of Delaware and FIMI Israel Opportunity IV, Limited Partnership, a limited partnership formed under the laws of the State of Israel (collectively, the "Fund").

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Seller is the sole record and beneficial owner of 41,684,442 ordinary shares par value NIS 1.00 each of the Company ("Company Ordinary Shares"), constituting approximately 35.11% of the issued and outstanding share capital of Ormat Industries Ltd., a public company organized under the laws of the State of Israel, the shares of which are traded on the TASE (the “Company” or "Ormat Industries"), which, in turn, holds approximately 60% of the share capital of Ormat Technologies Inc., a public company whose shares are traded on the New York Stock Exchange ("Ormat Technologies"), which provides solutions for geothermal power, recovered energy generation and remote power; and

WHEREAS, the Seller wishes to sell and transfer to the Buyer and the Buyer wishes to purchase and receive from the Seller, at the Closing, 13,715,934 Company Ordinary Shares, numbered as of the date hereof 26,651,631 to 30,000,000 and 48,760,442 to 50,829,877 on share certificate no. 368, 57,809,739 to 58,858,525 on share certificate no. 365, and 58,858,526 to 66,107,866 on share certificate no. 366 (the “Purchased Shares”), constituting approximately 11.77% of the issued and outstanding share capital of the Company on a Fully Diluted Basis as of the Closing, so that, at the Closing, each of the Seller and the Buyer will hold (in the case of the Seller, collectively with the Seller's shareholders) an equal number (i.e., 26,218,049) of Company Ordinary Shares, constituting approximately 22.499% of the Company’s issued and outstanding share capital on a Fully Diluted Basis, all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Seller and Buyer wish to agree that upon certain conditions, the Buyer will be entitled to up to 2,000,000 additional Company Ordinary Shares numbered as of the date hereof 15,351,631 to 17,351,630 on share certificate no. 367 (the "Indemnification Shares").

Execution copy

NOW THEREFORE, intending to be legally bound, the parties agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.

(a)       The following terms, as used herein, have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means with respect to any Person, any state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

"Assumed Loan Agreement" or, the "Bank Agreement" means the agreement between the Buyer and Bank Hapoalim, in the form attached hereto as Exhibit A-1, executed as of the Closing, governing the terms of the Bank Loan following the Assumption (as defined below) (if any).

“Audited Financial Statements” means the audited financial statements for the year, including the balance sheet, statements of income, cash-flow and changes in shareholders equity for the periods ended thereon, prepared in accordance with International Financial Reporting Standards ("IFRS") or generally accepted accounting principles in Israel or in the United States (“GAAP”), and audited by a recognized firm or firms of independent certified public accountants, including all notes and reports thereto.

"Bank" or "Bank Hapoalim" means Bank HaPoalim Ltd.

"Bank Loan" means the debt owed by the Seller to Bank Hapoalim, under a loan agreement to be signed concurrently with the execution of this Agreement, in the form attached hereto as Exhibit A-2, which, as of the Closing, shall not exceed the US Dollar equivalent of NIS 183,000,000.

Execution copy

“Business Day” means a day, other than a Friday, Saturday or other day on which commercial banks in Israel are authorized or required by Applicable Law to close.

"Buyer Pledge Agreement" means the pledge agreements in the forms attached hereto as Exhibit A-3, to be executed by the Buyer at the Closing for the benefit of Bank Hapoalim, pledging 26,218,049 Ordinary Shares of the Company owned by the Buyer at the Closing, as security for the Bank Loan.

“Call Option” means the option granted to the Buyer pursuant to Section 2.05 below.

"Call Option Exercise Price" means NIS 29.17, as adjusted pursuant to the provisions of Section 2.05.

 “Closing Date” means the date of the Closing.

“Companies Law” means the Israeli Companies Law, 5759-1999, together with the regulations promulgated thereunder, as amended.

“Conditions Precedent” means the terms and conditions detailed in Section 6 below.

 “Encumbrance” means any lien, pledge, hypothecation, mortgage, charge, options, proxies, security interest, encumbrance, right of first refusal, tag along rights, preemptive right or restriction or rights of third parties of any nature (including any restriction on the voting, transfer, possession of any security, or the exercise or transfer of any other right attribute of ownership of a security), except for restrictions under Applicable Law.

“External Director” means the term External Director as defined in the Companies Law.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Fully Diluted Basis” means the issued and outstanding share capital of the Company, excluding (i.e., without taking into account) the dormant Company Ordinary Shares held by the Company and by Solmat.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

Execution copy

“Guarantee” as defined in the Guarantee Law 5727-1967.

“ISA” means the Israeli Securities Authority.

 “Knowledge” means (i) with respect to any natural person, the actual knowledge of such person, or (ii) with respect to any corporation or entity, the knowledge that any officer or director of such party should reasonably have in his or her capacity as an officer or director of such party.

“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to occur to the extent arising from: (i) changes in general economic or political conditions or the financial credit or securities markets (including changes in generally applicable interest or exchange rates) in general in any country or region in which the Company or its Subsidiaries conduct a material portion of their business (taken as a whole), unless such changes affect the Company and its Subsidiaries in a disproportionate manner as compared to other companies operating in the country or region in the same industries in which the Company and/or its Subsidiaries operate, (ii) any change in accounting requirements or principles (including IFRS or US GAAP) or any change in Applicable Laws or the interpretation thereof, unless such changes affect the Company or its Subsidiaries in a disproportionate manner, and (iii)  acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its Subsidiaries).  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether the conditions set forth in Section 6.01(j), a “Material Adverse Effect” shall be deemed to have occurred with respect to the Company if any change, effect, event, occurrence, state of facts or development (or aggregation of changes, effects, events, occurrences, state of facts or developments) relates to the Company and/or any of its Subsidiaries and either (a) has resulted in or would reasonably be expected to result in a diminution in the value (which may not necessarily be equal to the market value of the shares) of the Company and its Subsidiaries taken as a whole of 13% or more in the aggregate, (b) causes Bank Hapoalim to elect not to consummate the transactions contemplated under the Bank Agreement or the Bank Loan or (c) constitutes an event of default or acceleration under the Bank Agreement or the Bank Loan.

“Material Agreements” means any and all agreements to which a Person is a party, and which are material to its business, including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral.

Execution copy

 “NYSE” means the New York Stock Exchange.

“Person” means an individual or any type of entity whether incorporated or not.

“Pledged Shares” means the 9,300,000 Company Ordinary Shares numbered 17,351,631 to 25,433,782 on share certificate no. 367 and 25,433,782 to 26,651,630 on share certificate no. 368, owned by the Seller that are pledged to Bank Hapoalim by the Seller at Closing as a security interest for the Bank Loan.

 “Public Disclosures” means any public filing of Ormat Industries under the Securities Law and/or any public filing of Ormat Technologies under the Securities Act of 1933, the Securities Exchange Act of 1934 or the NYSE requirements, including press releases and transcripts of earning calls that are attached to the Disclosure Schedules.

“Related Party” means any of Dita Bronicki, Lucien Bronicki, Yoram Bronicki, Yuval Bronicki, Michal Cath, any relative thereof, or any Person affiliated with any of the foregoing.

“RTPL” means the Israeli Restrictive Trade Practices Law, 5748-1988 and the regulations promulgated thereunder, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Law” means the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, as amended.

“Shareholders Rights Agreement” means the shareholders agreement to be entered into by and between the Buyer and the Seller at the Closing, in the form attached hereto as Exhibit B.

"Solmat" means Solmat Systems Ltd., a fully owned Subsidiary of the Company.

 “Subsidiary” means Ormat Technologies, Solmat and any other entity directly or indirectly owned by the Company.

“TASE” means The Tel Aviv Stock Exchange Ltd.

"Trustee" or "Indemnification Trustee" means the trustee designated under the Trust Agreement appendix 11.1.1(b) to the Bank Loan (the "Trust Agreement"), as the trustee with whom the Indemnification Shares shall be deposited at Closing.

Execution copy

“Unaudited Financial Statements” the unaudited but reviewed balance sheet for the last financial quarter, and the statements of income and cash flow for all quarters in the calendar year then ended, prepared in accordance with IFRS or GAAP and reviewed by a recognized firm of independent certified public accountants.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Pledged Shares Agreement	Section 2.03(b) Preamble
Assumption Assumption Closing Bank Agreement Bank Hapoalim Letter	Section 2.04(a) Section 2.04(a) Section1.01(a) Section 6.01(e)
Board	Section 6.01(l)
Buyer	Preamble
Buyer Pledged Shares Call Exercise Notice Call Option Closing Call Option Exercise Period Closing	Section 2.03(a) Section 2.05(a) Section 2.05(a) Section 2.05(a) Section 2.02
Company Company Ordinary Shares Confidentiality Undertakings	Preamble Preamble Section 8.02
Consents and Approvals Damages Deducted Shares	Section 3.03 Section 7.01 Section 2.04(a)
Deposit Disclosure Schedules e-mail	Section 2.03(c) Article 3 Section 9.01
End Date	Section 8.01(b)
Exercise Notice Exercise Period Fixed Charge Foreign Fund GM Indemnified Parties Indemnification Shares Initial Deposit Israeli Fund ITA Option Ormat Industries	Section 2.04(a) Section 2.04(a) Section 2.03(a) Preamble Section 2.02(a)(iv) Section 7.01 Preamble Section 2.03(b) Preamble Section 2.07 Section 2.04(a) Preamble

Execution copy

Term	Section
Ormat Industries Reports	Section 3.10(a)
Ormat Technologies Ormat Technologies Reports Paying Agent	Preamble Section 3.10(b) Section 2.06
Purchased Shares Purchase Price Remaining Pledged Shares	Preamble Section 2.01 Section 2.04(a)
Security Interest	Section 2.03(a)
Seller	Preamble
Surplus Shares Tax Certificate Termination Date Third Party Claim	Section 2.01 Section 2.06 Section 2.03(b) Section 7.02
Warranty Breach Warranty Breaches Cap Withholding Drop Date	Section 7.01 Section 7.01 Section 2.06

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to $ shall deemed to be references to US$.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Execution copy

ARTICLE 2

Purchase and Sale

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, at the Closing, the Purchased Shares, free and clear of any Encumbrance, except any Encumbrance for the benefit of Bank Hapoalim under the Bank Loan (which Bank Hapoalim shall agree to release under the Bank Hapoalim Letter), in consideration for an aggregate purchase price of NIS 297,224,290 (the “Purchase Price”), representing a price per share of NIS 21.67, assuming no Indemnification Shares shall have been transferred to the Buyer pursuant to Section 2.07, or NIS 18.912 in the event all Indemnification Shares are transferred to the Buyer pursuant to Section 2.07.

Prior to the Closing the Seller shall sell 1,750,659 of the Ordinary Shares of the Company (the "Surplus Shares") currently owned by the Seller numbered as of the date hereof 66,107,867 to 67,858,525 on share certificate no. 366. The total consideration for the sale of the Surplus Shares shall be transferred to the Seller's bank account in Bank Hapoalim and used for repayment of the existing loan of the Seller to Bank Hapoalim to be replaced by the Bank Loan.

Section 2.02 Closing.  The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Bank Hapoalim, as soon as possible, but in no event later than ten (10) Business Days, after satisfaction of the conditions set forth in Article 6, or at such other time or place as the Buyer and the Seller may agree in writing.  At the Closing:

(a)          The Seller shall deliver to the Buyer:

(i)       A true and correct copy of the resolutions of the Seller's board of directors approving the transfer of the Purchased Shares to the Buyer  and the Indemnification Shares to the Trustee, pursuant to the terms of this Agreement;

(ii)      A true and correct copy of the resolutions of the Company's board of directors approving the transfer to and ownership by the Company of  2,131,931 Company Ordinary Shares currently owned by Solmat;

Execution copy

(iii)       A true and correct copy of the resolutions of the board of directors of Ormat Technologies approving the appointment, effective as of the Closing, of four (4) members designated by the Buyer (including two members who would qualify as independent directors), to the board of directors of Ormat Technologies;

(iv)      A true and correct copy of the minutes of the General Meeting of shareholders of the Company (the "GM") approving and ratifying all of the issues set forth in Section 6.01(l):

(v)       A true and correct copy of the minutes of the Board of Directors of Ormat Technologies (and, to the extent required under Applicable Law or under Ormat Technologies' By-Laws or Certificate of Incorporation, also the minutes of the General Meeting of Ormat Technologies' shareholders meeting), approving and ratifying all of the following (with each of the resolutions contingent upon the approval of all other resolutions): (1) the amendment of Ormat Technologies' By-Laws  such that, as of the Closing, the maximum number of members of Ormat Technologies' board of directors shall be increased to eight (8); and (2) the appointment, effective as of and subject to the Closing, of four (4) members designated by the Buyer (including 2 who qualify as independent directors), to the Board of Directors of Ormat Technologies, provided that if prior to Closing, it will be a requirement that the majority of the Board of Directors of Ormat Technologies shall consist of independent directors, and a majority of the directors on the Board of Directors of Ormat Technologies following such appointments by Buyer do not qualify as independent directors, then (a) Ormat Technologies' By-Laws shall be amended such that, as of the Closing, the maximum number of members of Ormat Technologies' Board of Directors shall be increased to ten (10) and (b) the number of designees of each party who qualify as independent directors shall be increased to three (3) and the total number of members designated by each of the Buyer and the Seller shall be increased to five (5) (including independent directors).

(vi)      the Purchased Shares and the Indemnification Shares to be deposited with the Trustee in electronic form;

(vii)     Intentionally deleted;

(viii)    Intentionally deleted;

Execution copy

(ix)       a written approval and waiver signed by each of Yehudit Bronicki, Lucien Bronicki and Yoram Bronicki in the form attached hereto as Schedule 2.02(a)(xii)(1)(ix), waiving any golden parachute or any similar rights that may have been triggered by or as a result of this Agreement and undertaking additional non-compete obligations as set forth in Schedule 2.02(a)(xii)(2);

(x)        a legal opinion, dated as of the Closing, of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Law Offices, legal counsel to the Seller, in the form attached hereto as Schedule 2.02(a)(x);

(xi)       a copy of the Shareholders Rights Agreement, duly executed by the Seller; and

(xii)      a certificate duly executed by an officer of the Seller dated as of the Closing Date, in the form attached hereto as Schedule 2.02(a)(xii), certifying that: (1) the representations and warranties of the Seller contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time; and (2) all covenants required by the terms hereof to be performed by the Seller on or prior to the Closing Date have been so performed in all material respects.

(b)          The Buyer shall deliver to the Seller (i) a copy of the Shareholders Rights Agreement, duly executed by the Buyer; and (ii) the Purchase Price, less applicable withholding as set forth in Section 2.06, by wire transfer to an account designated by the Seller by written notice to the Buyer, not later than two (2) Business Days prior to the Closing Date. The total amount to be transferred hereunder shall be delivered to Bank Hapoalim and shall reduce the Seller's debt to Bank Hapoalim.

Section 2.03. Security Interest.

(a)      Subject to the terms and conditions set forth in Section 2.03(b) and without derogating from the provisions of Section 2.04(c), commencing on the Closing Date and ending on or before the fifth anniversary of the Closing Date or such later date as specified in the Buyer Pledge Agreement, the Buyer shall secure the repayment by the Seller of the principal amount due to Bank Hapoalim with respect to the Bank Loan, by creating, for the benefit of Bank Hapoalim, a fixed charge (as such term is defined in the Companies Ordinance [New Version] – 1983) (the "Fixed Charge") on up to 26,218,049 Company Ordinary Shares owned by the Buyer (the "Buyer Pledged Shares"), as provided in the Buyer Pledge Agreement (the "Security Interest").

Execution copy

(b)      The Buyer's obligations with respect to the Bank Loan shall be subject to the terms and conditions of the Buyer Pledge Agreement which shall include, inter alia, the following conditions: (i) the Buyer's liability with respect to the Bank Loan shall be limited only to the Security Interest and the sole recourse that Bank Hapoalim shall have against the Buyer with respect to the Bank Loan shall be the Security Interest; (ii) Bank Hapoalim shall have the right to realize the Security Interest only to the extent that the outstanding aggregate principal amount of the Bank Loan exceeds the total consideration received or to be received by Bank Hapoalim from the sale of the Pledged Shares and then only to the extent of such excess; (iii) (1) any dividend distributed by the Company to the Seller prior to the Assumption Closing; and (2) any amount  received by the Seller in consideration for the sale of Ordinary Shares of the Company owned by the Seller prior to the Assumption Closing, shall have been used by the Seller solely for the purpose of reducing first, the interest payments due with respect to the Bank Loan, and, second, the principal amount of the Bank Loan; (iv) at the Closing, the Seller shall (1) deposit with Bank Hapoalim, in a separate account, an amount in USD equal to NIS 15,000,000 (fifteen million) (in accordance with the conversion rate applied under the Bank Loan), which shall be used solely for the purpose of securing the interest payments due with respect to the Bank Loan and the actual payment thereof, and shall pledge such account to Bank Hapoalim (the "Initial Deposit"); and (2) in addition to security provided by the Seller in the form of the Pledged Shares, secure the interest amounts due to Bank Hapoalim with respect to the Bank Loan by creating, for the benefit of Bank Hapoalim, a first ranking Fixed Charge over 1,700,000 Company Ordinary Shares owned by the Seller numbered as of the date hereof 13,651,631 to 15,351,630 on share certificate no. 367 (the "Additional Pledged Shares"), and granting the Trustee irrevocable instructions pursuant to which the Trustee  shall be required to to sell such Additional Pledged Shares as the Buyer shall instruct it, in accordance with the terms of Section 2.03(c) herein , (v) the Seller shall have paid all interest and/or any other fees, commissions and other payments due with respect to the Bank Loan prior to the Assumption Closing, if any; (vi) the Seller shall not change or amend its agreement with Bank Hapoalim with respect to the Bank Loan without the prior written consent of the Buyer. The Bank Loan shall provide that any amendment or waiver in respect of the Bank's rights in connection with the Bank Loan, including in connection with the right of Bank Hapoalim to force the Seller to sell its Ordinary Shares in case of an "upside", shall require the Buyer's consent, provided that an increase of up to 5% in the "upside" triggering prices shall not require the Buyer's consent; and (vii) the Security Interest hereunder shall terminate and be of no further force and effect upon the earlier of (1) the fifth anniversary of the Closing Date or such later date as set forth in the Buyer Pledge Agreement, (2) the sale of all of the Pledged Shares, (3) the full repayment of the Bank Loan by the Seller, or (4) the Assumption of the Bank Loan by the Buyer (the "Termination Date"'). For avoidance of doubt, irrespective of the provisions of Section 9 of the Guarantee Law (חוק הערבות) 1967, in case Bank Hapoalim realizes the Fixed Charge Buyer shall have no claims against the Seller relating to such realization, including with respect to any loss or damage related thereto.

Execution copy

(c)      In the event that, at any time following the Closing Date, within a period of 90 days prior to the next interest payment due and payable by the Seller under the Bank Loan, the cash amount of the Initial Deposit and any additional deposit pledged to Bank Hapoalim in the Seller's account (together, the "Deposit") is lower than the next interest payment due to Bank Hapoalim with respect to the Bank Loan, the Buyer shall be entitled to sell by virtue of the irrevocable instructions granted by the Seller (to be in force until the earlier of the Assumption Closing, the repayment of the Bank Loan and the termination of the Buyer Pledge Agreement) as set forth under the Bank Loan, such number of the Additional Pledged Shares as required in order to cover such interest payments. Immediately, but, in no event later than 10 days following any sale of any Additional Pledged Shares, the Seller shall add to the number of the remaining Additional Pledged Shares such number of Company Ordinary Shares as would make the number of Additional Pledged Shares equal to 1,700,000. For the avoidance of doubt, to the extent the Seller does not make-up the number of Additional Pledged Shares, as aforesaid, then, without derogating from any other remedy available to the Buyer under this Agreement or Applicable Law, the Buyer shall have the right (but not the obligation) to assume the Bank Loan and receive the Pledged Shares in accordance with the terms of this Agreement, all subject to the conditions set forth in Section 18 of the Bank Loan and Section 21 of the Assumed Loan Agreement. For the avoidance of doubt, the sale of any Additional Pledged Shares by the Buyer shall not be deemed to be an exclusive remedy with respect to any breach of Seller's undertakings to pay any interest under the Bank Loan until the Assumption Closing.

Section 2.04 Assumption of the Bank Loan

(a)      For as long as the Bank Loan is outstanding, and provided that no acceleration or declaration of default of the Bank Loan has taken place (which have not been remedied) on or prior thereto, the Seller shall have the option ("Option"), for a period of three years commencing on the lapse of 18 months from the Closing Date (the "Exercise Period"), to cause the Israeli Fund to assume the remaining principal amount of the Bank Loan on behalf of the Buyer (all without derogating from the Israeli Fund and the Foreign Fund joint and several liability towards the Seller for the Israeli Fund's obligations under this Agreement), as well as any future interest that is not due and payable prior to the Assumption Closing, and transfer to the Buyer all the Pledged Shares that have not been sold by the Seller prior to such date reduced by the Deducted Shares (the result of the Pledged Shares minus the Deducted Shares– the "Remaining Pledged Shares" and such assumption of the Bank Loan and transfer of the Remaining Pledged Shares – the "Assumption"). Such Option may be exercised by the Seller by giving the Buyer a prior written notice of at least 180 days (the "Exercise Notice"), which shall specify (i) the outstanding amount of the Bank Loan; (ii) the number of Remaining Pledged Shares; and (iii) the proposed date, which shall not be before the second anniversary of the Closing Date, on which the closing of the assumption of the remaining Bank Loan and the transfer of the Pledged Shares is to take place (the "Assumption Closing"). Once given, an Exercise Notice may not be revoked without the written consent of the Buyer. For the avoidance of doubt, during the period between the date of the Exercise Notice and the Assumption Closing, (1) the Seller shall be obligated to continue paying the interest payments due on the Bank Loan in accordance with their payment schedule, (2) any dividends for which the record date falls during such period on any of the Company Ordinary Shares held by the Seller immediately prior to the Assumption Closing shall be used solely for payment of the interest and principal of the Bank Loan as set forth in Section 2.03 above; and (3) the Seller shall not sell any Pledged Shares (except in connection with a realization by the Bank of its security interest, or as required by Bank Hapoalim under the Bank Loan, in which case any amount in excess of the amount due to Bank Hapoalim under the Bank Loan shall belong to the Buyer).

Execution copy

The "Deducted Shares" shall mean, for the purpose of this Section, an amount of shares equal to (i) 300,000 (three hundred thousand) Ordinary Shares plus (ii) (A) the net amount in US Dollars (after any tax deduction or withholding to the extent applicable) of the dividends that Seller had received from Ormat Industries and transferred to Bank Hapoalim as payment of principal on account of the Bank Loan prior to the Assumption Closing (including any such dividends for which the record date falls prior to the Assumption Closing and are paid after the Assumption Closing to the extent such dividends are guaranteed to the Buyer's satisfaction to be used to pay the principal under the Bank Loan as provided above), divided by (B) the US Dollar equivalent (at the Closing) of NIS 20.33 (based on the same exchange rate according to which the NIS 183 million principal amount under the Bank Loan is being calculated in US Dollars at Closing). For removal of any doubt, the total number of Remaining Pledged Shares transferred to the Buyer upon the Assumption, shall in no event be lower than the then remaining principal amount under the Bank Loan (after taking into account any deductions due to dividends for which the record date falls prior to the Assumption Closing and are paid after the Assumption Closing to the extent such dividends are guaranteed to the Buyer's satisfaction to be used to pay the principal under the Bank Loan as provided above), divided by the US Dollar equivalent (at the Closing) of NIS 20.33 (based on the same exchange rate according to which the NIS 183 million principal amount under the Bank Loan is being calculated in US Dollars at Closing).

Execution copy

(b)      Immediately prior to the Assumption, the Seller shall be responsible to release all of the Remaining Pledged Shares from any Encumbrance made by the Seller for the benefit of Bank Hapoalim and to transfer to the Buyer valid and good title to all of the Remaining Pledged Shares free and clear of any Encumbrance, except for any Encumbrance imposed on the Remaining Pledged Shares by the Buyer in connection with the sale and transfer of the Remaining Pledged Shares together with the assumption of the Bank Loan.

Upon an Assumption, any Pledged Shares (other than the Remaining Pledged Shares), any amount remaining in the Deposit and any Additional Pledged Shares which are not required to secure payment of an interest payment due and payable under the Bank Loan prior to the Assumption Closing shall be released to the Seller free and clear of any Encumbrances.

(c)      In the event that Bank Hapoalim declares an event of default with respect to the Bank Loan prior to the submission of an Exercise Notice or following the submission of an Exercise Notice but prior to the Assumption Closing: (i) the Assumption shall not take place, and the Seller shall remain the borrower under the Bank Loan, and (ii) to the extent that the Bank realizes any Buyer Pledged Shares, any excess in cash or shares following repayment of the Bank Loan resulting from the realization by the Bank of the Pledged Shares and/or the Buyer Pledged Shares shall belong to the Buyer and shall be immediately transferred to it by the Seller or the Bank.  By way of example, in the event that the Seller's remaining debt to the Bank is NIS 50,000,000, the number of remaining Pledged Shares is 6,000,000 and the Bank sells the entire package of the remaining Pledged Shares and the Buyer Pledged Shares at a net price of NIS10.00 per share,  (1) NIS 50,000,000 (i.e. NIS 10*5,000,000) out of the sale of the remaining Pledged Shares will cover the debt under the Bank Loan; and (2) NIS 270,218,049 (i.e. 10*26,218,049 plus the remaining NIS 10,000,000) will be paid to the Buyer.

(d)      The Buyer and the Seller hereby agree and confirm the terms and provisions of Section 18 of the Bank Loan and the terms and conditions of Section 21 of the Assumed Loan Agreement and the conditions therein to the Assumption Closing and undertake to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary from them for the consummation of the Assumption thereunder. Without derogating from the generality of the foregoing, the Seller hereby agrees and confirms that the terms and provisions of Section 2.06 with respect to tax withholding requirements shall apply, mutatis mutandis, also to the Assumption.

(e)      For the avoidance of doubt, in the event of any contradiction between the terms set forth in this Agreement and the terms of the Bank Agreement, the Buyer Pledge Agreements or the Bank Loan, the terms of the Bank Loan, the Bank Agreement  or the Buyer Pledge Agreements shall prevail with respect to the relationship between the Seller and Bank Hapoalim or the Buyer and Bank Hapoalim, as applicable, whereas the terms of this Agreement shall govern the relationship between the Buyer and the Seller.

Execution copy

Section 2.05  Call Option.

(a) The Buyer shall have the right, for a period of two (2) months following the fifth anniversary of the Closing Date (the "Call Option Exercise Period"), to purchase all or any portion of the Pledged Shares that have not been sold by the Seller or transferred to the Buyer pursuant to the terms hereof, in consideration for cash at a price per Pledged Share equal to the Call Option Exercise Price (the "Call Option"). The Call Option shall be exercised by the Buyer giving the Seller a written notice (the "Call Exercise Notice") which shall specify the number of Pledged Shares with respect to which the Call Option is exercised and the date, which is no less than 10 and no more than 30 Business Days after the date of the Call Exercise Notice, on which the closing of the sale and transfer of the Pledged Shares (the "Call Option Closing") is to take place. Once given, a Call Exercise Notice may not be revoked without the written consent of the other party.

(b) The Call Option Exercise Price shall be adjusted for any and all dividends distributed (or with a record date prior to the Call Option Closing date) at any time following December 31, 2011 and for issuance by the Company of bonus shares, rights offering, distribution of dividends in kind and any sort of capital reorganization. The parties shall use their respective reasonable efforts to procure that any adjustments to the Call Option Exercise Price shall be finally determined as quickly as possible and, in any event, no later than the date for the Call Option Closing specified in the Call Exercise Notice.

(c) Upon the exercise of the Call Option the Seller shall be responsible to release all of the Pledged Shares from any Encumbrance made by the Seller for the benefit of Bank Hapoalim and to transfer to the Buyer valid and good title to the purchased Pledged Shares free and clear of any Encumbrance, except for any Encumbrance imposed on the Pledged Shares by the Buyer in connection with the sale and transfer of the Pledged Shares.

Execution copy

Section 2.06. Withholding. At least two (2) Business Days before any payment is made by Buyer to Seller under this Agreement and at least two (2) Business Days before the Assumption Closing, the Seller shall deliver to the Buyer copies of documentation establishing an exemption to the Seller from tax withholding obligations imposed by Israeli tax law or determining the appropriate rate (if any) of withholding for the Seller for purposes of Israeli tax law (including a certificate regarding a transfer of the Purchase Price to a trustee) (the “Tax Certificate”).  In the event that such Tax Certificate is not provided to the Buyer at least two (2) Business Days before such payment is due to be made, the Buyer shall be entitled to deduct and withhold from the relevant payment amount such amounts as the Buyer is required to deduct and withhold under any provisions of Israeli tax law and shall remit such amounts to the appropriate taxing authorities to satisfy any tax withholding obligations. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller by the Buyer. Following the receipt of the Seller’s written request, the Buyer shall deliver to the Seller all applicable documents and evidence of payment in connection with the above. For the avoidance of any doubt, all taxes due as a result of the sale and purchase or the transfer of the Purchased Shares, the Pledged Shares (including  upon Assumption), the Additional Pledged Shares and the Indemnification Shares,  hereunder shall be the sole liability of the Seller. Notwithstanding the foregoing, subject to Applicable Law and the consent of the Israeli Tax Authority ("ITA"), the Seller shall be entitled to request in writing from the Buyer, at least five (5) Business Days before any payment is due to be made, that a portion of any payment to be made to it hereunder reflecting the highest tax withholding rate to which such payment may be subject under Applicable Law, shall be retained in trust for the benefit of the Seller and Bank Hapoalim by a paying agent mutually appointed by the Seller and Bank Hapoalim (the "Paying Agent"), for a period of not more than ninety (90) days from the Closing ("Withholding Drop Date"), in order to allow the Seller sufficient time to seek the obtainment of the Tax Certificate during such period. Until the Withholding Drop Date, the Paying Agent (i) shall not pay any tax withheld; and (ii) shall deposit the sums retained in trust in interest bearing cash deposits with funds available for withdrawal on a weekly or monthly basis as may be instructed by the Seller and Bank Hapoalim (and if no instruction is given, on a weekly basis). In the event that no later than five (5) Business Days before the Withholding Drop Date, the Seller submits a Tax Certificate, the Paying Agent shall withhold and transfer to the ITA such amount of withholding due (if at all due) with respect to the Seller as specified in such Tax Certificate, and shall pay to the Seller only the balance of the payment due to that is not so withheld. In the event that such Tax Certificate is not provided by no later than five (5) Business Days before such Withholding Drop Date, the Paying Agent shall deduct and withhold from the relevant payment amount such amounts as required to be deducted and withheld under any provision of Israeli tax law and shall remit such amounts to the appropriate taxing authorities to satisfy any tax withholding obligations. For the avoidance of doubt, any amount transferred by the Buyer to the Paying Agent shall be treated for all purposes of this Agreement as having been paid to the Seller by the Buyer. Notwithstanding anything to the contrary herein, in the event that a Tax Certificate is not provided to the Buyer at least two (2) Business Days prior to the Assumption Closing, the Buyer shall not have to consummate the Assumption.

Execution copy

Section 2.07 Indemnification Shares. The Indemnification Shares shall be deposited with the Trustee in accordance with a Trust Agreement and shall be released  as follows: (i) in the event that Ormat Technologies' Aggregate Operating Income (as defined below) is equal to or lower than US$ 200,000,000 – all the Indemnification Shares deposited with the Trustee shall promptly be released to the Buyer for no additional consideration free and clear of any Encumbrance; (ii) in the event that Ormat Technologies' Aggregate Operating Income is higher than US$ 220,000,000, all of the Indemnification Shares shall promptly be released to the Seller, and (iii) in the event that Ormat Technologies' Aggregate Operating Income is between US$ 200,000,000 and US$ 220,000,000, a pro rata portion (calculated on a linear basis) of the Indemnification Shares shall promptly be released to the Buyer for no additional consideration free and clear of any Encumbrance (e.g. if Ormat Technologies' Aggregate Operating Income is US$ 210,000,000, 1,000,000 Indemnification Shares shall be released to the Buyer free and clear of any Encumbrance) and the remaining Indemnification Shares shall be released to the Seller. Upon the deposit of the Indemnification Shares with the Trustee, the Seller shall grant the Trustee irrevocable instructions pursuant to which the Trustee shall be required to transfer the Indemnification Shares to the Buyer within 5 (five) business days of the Buyer's written notice (with a copy to the Seller) in accordance with the Buyer's instructions.

For purposes of this Section 2.07, Ormat Technologies' Aggregate Operating Income shall be equal to the sum of (1) Ormat Technologies' operating income for calendar year 2012, as set forth in Ormat Technologies' Audited Financial Statements for the calendar year ending on December 31, 2012; and (2) Ormat Technologies' operating income for calendar year 2013, as set forth in Ormat Technologies' Audited Financial Statements for the calendar year ending on December 31, 2013.

ARTICLE 3

Representations and Warranties of the Seller

The Seller, being aware that the Buyer has agreed to enter into this Agreement in reliance, among other things, upon the representations and warranties contained in this Article 3, hereby represents and warrants to the Buyer, as of the date hereof, except as set forth on the applicable Schedule attached to this Agreement (the "Disclosure Schedules"), which exceptions shall be deemed to be part of the representations and warranties made hereunder, as follows:

Section 3.01. Organization. The Seller is duly organized and validly existing under the laws of the State of Israel. The Seller has all requisite corporate power and authority to carry on its business as currently conducted and to own its properties. Each of Ormat Industries and Ormat Technologies is an entity duly formed, validly existing and, where applicable, in good standing, under the laws of its respective jurisdiction.

Execution copy

Section 3.02. Authority. Subject to the fulfillment of the Conditions Precedents: (a) The Seller has the necessary corporate power and authority to (i) enter into this Agreement and the Shareholders Rights Agreement; and (ii) perform its obligations under this Agreement and the Shareholders Rights Agreement, and to consummate the transactions contemplated herein and therein  (b) The execution of this Agreement, the Shareholders Rights Agreement and the ancillary documents hereto and thereto by the Seller and the consummation by the Seller of the transactions contemplated herein and therein shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action of the Seller, and no other corporate proceedings on the part of the Seller shall be necessary to authorize this Agreement, the Shareholders Rights Agreement and the ancillary documents hereto and thereto or to consummate the transactions contemplated herein and therein; and (c) upon its execution, this Agreement, the Shareholders Rights Agreement and the other ancillary documents hereto will be duly executed and delivered by the Seller and, contingent upon the due authorization, execution and delivery by the Buyer, constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 3.03.  Governmental Authorization.  The execution and performance by the Seller of this Agreement and the Shareholders Rights Agreement, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than the filings with the ISA or the Israeli Restrictive Trade Practices Authority and as set forth in Schedule 3.04.

Section 3.04.  Noncontravention.  The execution and performance by the Seller of this Agreement and the Shareholders Rights Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Articles of Association of the Seller, the Company or any Subsidiary, (ii) to the Seller's Knowledge, violate any Applicable Law, or (iii) Except as set forth in Schedule 3.04, require any consent by or approval of any Person under, constitute a default under, or give rise to any right of termination, cancellation, triggering or acceleration of any right or obligation of the Company and/or Ormat Technologies or to a loss of any benefit to which the Company or Ormat Technologies is entitled, directly or indirectly, under any provision of any material agreement or other material instrument binding upon the Seller, the Company or Ormat Technologies, other than as specifically set forth in this Agreement and any ancillary documents hereto (the "Consents and Approvals"). To the Seller's best knowledge, there are no circumstances which constitute or may constitute upon the lapse of time, an event of default under the Bank Loan.

Execution copy

Section 3.05. Capitalization.

(a)      The authorized share capital of the Company as of the date hereof is NIS 150,000,000, divided into 150,000,000 Company Ordinary Shares. As of the date hereof, there are issued, outstanding and registered for trading 118,741,024 Company Ordinary Shares, out of which 41,684,642 Company Ordinary Shares are held by the Seller. The Company Ordinary Shares held by the Seller as of the date hereof constitute 35.11% of the issued and outstanding share capital of the Company and 35.13% of the voting rights of the Company.

(b)      Except for securities issued under the Rights Agreement dated November 10, 2004 as set forth in Schedule 14a – Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as filed by Ormat Technologies on March 23, 2011, as of the date hereof there are no (i) outstanding shares of the Company or other securities convertible into or exchangeable for shares of the Company held or owned by the Seller; (ii) subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating the Seller, the Company or Ormat Technologies to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares; and (ii) except as contemplated in the Shareholders Rights Agreement, voting rights or obligations, voting trusts, proxies, or other contracts or understandings with respect to the voting of any shares of the Company held by the Seller.

Section 3.06. Ownership of Purchased Shares and Indemnification Shares. Seller is the owner of the Purchased Shares, the Pledged Shares, the Additional Pledged Shares and the Indemnification Shares held by and in the name of the Trust Company of Bank HaPoalim Ltd. as a trustee in favor of the Seller as the owner and the Bank as the pledgee in accordance with the Bank Loan, and Seller will be able to (i) transfer and deliver to the Buyer at the Closing valid and good title to the Purchased Shares free and clear of any Encumbrance (other than any right of first offer, tag along rights or any other right under the Shareholders Rights Agreement and any Encumbrance for the benefit of Bank Hapoalim under the Bank Loan (which Bank Hapoalim shall agree to release under the Bank Hapoalim Letter); (ii) pledge the Additional Pledged Shares to the Buyer at the Closing free and clear of any other Encumbrance, (iii) transfer the Indemnification Shares free and clear of any Encumbrance in accordance with the terms of Section 2.07.

Execution copy

Section 3.07. Financial Statements.

(a)       The Audited Financial Statements of Ormat Technologies, for 2010 and 2011, the Audited Financial Statements of Ormat Industries for 2010 and the reviewed Financial Statements of Ormat Industries for the first, second and third quarters of 2011, as available on their Public Disclosures, and the Seller's Financial Statements for 2010 attached as Schedule 3.07(a) hereto, have been prepared in accordance with Israeli GAAP, IFRS or US GAAP (as applicable) consistently applied. Each of such Financial Statements fairly reflects, in accordance with Israeli GAAP, IFRS or US GAAP, the financial condition and results of operations of the respective entity at the relevant dates and for the periods indicated therein, subject, with respect to the Unaudited Financial Statements, to customary non-material year-end adjustments and any impact of the 2011 valuation allowance in the amount of approximately $61.5 million included in the Audited Financial Statements of Ormat Technologies for 2011.

(b)         A complete list of the Seller's debts, borrowed money, secured obligations and amounts due under any loan agreement, credit line or other loan facilities as of the date hereof, other than those granted to Seller by its shareholders, which shareholders' loans shall be subordinated as of the Closing to all of the Seller's obligations under this Agreement, is set forth in Schedule 3.07(b).

Section 3.08 Absence of Certain Changes.  Since December 31, 2010, except as specifically disclosed in Schedule 3.08 or in the Public Disclosures, the business of Ormat Industries and of Ormat Technologies has been conducted in the ordinary course consistent with past practices such that there has not been:

(a)       any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company and/or Ormat Technologies;

(c)       any split, combination or reclassification of any shares of the Company or  declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the share capital of the Company and/or Ormat Technologies, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of the Company and/or Ormat Technologies other than as set forth in any Public Disclosure;

Execution copy

(d)       any issuance, delivery or sale, or authorization of  the issuance, delivery or sale of, any shares of the Company and/or Ormat Technologies; or

(e)       any sale, assignment, or transfer of any shares of the Company held by the Seller.

Section 3.09. Consequences of the Sale of the Purchased Shares and the Transfer of the Indemnification Shares. Other than as set forth in Schedule 3.09, the consummation of the transactions contemplated by this Agreement and the Shareholders Rights Agreement will not constitute a breach by the Seller, the Company or Ormat Technologies, of any provision of any agreement to which it is party, will not cause the Seller, the Company or Ormat Technologies to lose any interest in or the benefit of any asset, right, license, or privilege it presently owns or enjoys , will not result in any present or future indebtedness of the Seller and/or any of the Company or Ormat Technologies becoming due prior to its stated maturity, and will not give rise to or cause to become exercisable any option or right of preemption and will not result in any payment or benefit (including notice, severance, golden parachute, bonus, commission or otherwise), becoming due to the Seller or to any employee or service provider by any of the Company or Ormat Technologies.

Section 3.10. Compliance with Filings.

(a)      The Company has filed all material forms, reports, statements and other documents required to be filed with the TASE or the ISA in the three (3) years preceding the date hereof (collectively, the “Ormat Industries Reports”). As of their respective filing or publication dates, the Ormat Industries Reports complied in all material respects with the requirements of Applicable Laws. To the Seller's Knowledge, the Ormat Industries Reports did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)      Except as set forth in Schedule 3.10(b), To the Seller's Knowledge, Ormat Technologies has filed all forms, reports, registration statements,  prospectuses, reports, schedules, forms, statements, certifications and other documents required to be filed with the SEC or the NYSE in the three (3) years preceding the date hereof (collectively, the “Ormat Technologies Reports”). As of their respective filing or publication dates, the Ormat Technologies Reports complied in all material respects with the requirements of Applicable Laws. To the Seller's Knowledge, the Ormat Technologies Reports did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Execution copy

(c)      Any factual information relating to the Company and any of its subsidiaries and disclosed in the Public Disclosures (excluding, any risk factor, assumption or analysis) between January 1, 2008 and the date hereof shall be deemed to have been disclosed to the Buyer under this Agreement.

Section 3.11. Litigation. Except as set forth in Schedule 3.11 attached hereto and the Public Disclosures, there are no material claims, actions or proceedings pending or, to the Seller’s Knowledge, threatened against the Seller and/or the Company or Ormat Technologies or any of their respective properties, officers or directors before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign.

Section 3.12. Licenses and Permits. Except as set forth in Schedule 3.12, to the Seller's Knowledge, the Seller and/or the Company or Ormat Technologies (i) do not lack any material permits or licenses, or any authorizations or approvals, provided that with respect to any project, the Company or Ormat Technologies do not lack any such permits or licenses, or any authorizations as required given such project's current development stage and (ii) are not in material violation of Applicable Law.

Section 3.13. Related Party Transactions. Except as set forth in the Financial Statements and the Public Disclosures: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any Subsidiary; (b) no Related Party of the Company or Ormat Technologies is indebted to any of the Company or Ormat Technologies; and (b) other than shareholders loans granted to the Company from time to time, no Related Party of the Company or Ormat Technologies has entered into, or has had any direct or indirect financial interest in, any Material Agreement, transaction or business dealing with or involving any of the Company or Ormat Technologies; (d) no Related Party has any claim against the Company or any Subsidiary (including rights to receive amounts with respect to compensation for services performed as an employee or director of the Board of any of the Company or any Subsidiary other than in accordance with existing agreements which were provided to the Buyer and consistent with past practice). Schedule 3.13 contains a complete list of all balances as of the date hereof between the Seller and its Related Parties, on the one hand, and the Company and the Subsidiaries, on the other hand.  Since December 31, 2010 there has not been any accrual of liability by the Company or any Subsidiary to the Seller or any of its Related Parties or other transaction between the Company or any Subsidiary and the Seller and any of its Related Parties.

Section 3.14. Finders’ Fee. No Person or firm has, or will have, as a result of any act or omission by the Seller, or anyone acting on behalf of the Seller, any right, interest or valid claim against the Seller, the Company or any Subsidiary for any commission, fee or other compensation as a finder or broker or in any similar capacity in connection with the transactions contemplated by this Agreement.

Execution copy

Section 3.15. Indebtedness.  Except as fully reflected and disclosed in the Financial Statements and in the Public Disclosures, and except for the use of credit facilities, supplier's credit, customary warranties to purchasers of the Company and Ormat Technologies products or services, construction and development of new projects, trade receivables and payables in the ordinary course of business consistent with past practice, neither the Company nor Ormat Technologies has any material indebtedness or liability, whether absolute, accrued, fixed, contingent or otherwise, neither the Company nor Ormat Technologies is a guarantor of any debt or obligation of another, nor has any of the Company or Ormat Technologies given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any Person, and no Person has given any guarantee of or security for any obligation of any of the Company or Ormat Technologies.

Section 3.16 Taxation. (a) The Company's Financial Statements reflect, in accordance with IFRS, all material taxation for which the Company was then liable or accountable in respect of or by reference to any income, sales, value added, profit, receipt, gain, transaction, agreement, distribution or event earned, accrued, received, or realized, entered into, paid or made on or before December 31, 2010, and the Company has promptly paid or provided in its books of account for all taxation for which it has become liable prior to the date hereof.

(b) Each of the Company and Ormat Technologies has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it under any legislation relating to taxation, except for such non compliance that, both individually and in the aggregate, would not have a Material Adverse Effect.

(c) The Seller is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to the Company or Ormat Technologies' liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to the Company or Ormat Technologies, or in relation to their status or character or any of their enterprises under or for the purpose of any provision of any legislation relating to taxation, except for such dispute or claim that, both individually and in the aggregate, are not likely to have a Material Adverse Effect.

Section 3.17. All Material Information and No Untrue Statement. The representations made to the Buyer under this Article 3 of this Agreement and the exhibits and schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the representations and warranties made by Seller herein, including in the Disclosure Schedules and the Public Disclosures shall constitute the exclusive representations and warranties by the Seller hereunder.

Execution copy

ARTICLE 4

Representations and Warranties of the Buyer

The Buyer being aware that the Seller has agreed to enter into this Agreement, among other things, in reliance on the representations and warranties contained in this Article 4, hereby represents and warrants to, and agrees with the Seller as of the date hereof and the Closing Date, as follows:

Section 4.01. Due Organization.  The Buyer is duly formed and validly existing under the laws of its jurisdiction. Buyer is a newly formed Israeli limited partnership, controlled by the Fund.

Section 4.02. Validity of Transaction.  The execution of this Agreement and the Shareholders Rights Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer or the Fund shall be necessary to authorize this Agreement or to consummate the transactions contemplated in this Agreement and in the Shareholders Rights Agreement. This Agreement and the Shareholders Rights Agreement when executed, will be duly executed by the Buyer and, assuming the due authorization, execution and delivery by the Seller, constitute the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms. The execution and performance by the Buyer of this Agreement and the Shareholders Rights Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Buyer or the Fund, (ii) to the Buyer's Knowledge, violate any Applicable Law, or (iii) except as set forth in this Agreement, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, triggering or acceleration of any right or obligation of the Buyer or the Fund or any Affiliate thereof.

Section 4.03. Finders’ Fee.  Except as set forth in Schedule 4.03, no Person acting on behalf or under the authority of the Buyer is or will be entitled to any broker’s or finder’s (or similar capacity) commission, fee or other compensation in connection with the transactions contemplated by this Agreement.

Execution copy

Section 4.04  Financing.  The Buyer has, or will have at the Closing, sufficient cash, available lines of credit or other sources of funds to enable it to make payment of the Purchase Price.

Section 4.05. Investment Experience. The Buyer is entering into this Agreement for its own account. The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters required in order to evaluate the merits and risks of investments of this type and reach an informed business and financial decision regarding the transactions contemplated herein.

Section 4.06. Fund Shareholdings. The Buyer shall hold immediately prior to the Closing, 12,502,115 Company Ordinary Shares. Other than certain tag along rights granted by the Fund to certain shareholders of the Company specified in Schedule 4.06, the Buyer or the Fund do not have any other agreement with other shareholders of the Company such that it shall be deemed to hold any of the Company Ordinary Shares together with others (as the term "holding with others" is defined under the Securities Law, 1968).

Section 4.07 Seller’s representations. Nothing set forth in this Article 4 shall be deemed to detract from or otherwise prejudice the Buyer's reliance on the Seller’s representations and warranties set forth in Article 3 above.

ARTICLE 5

Covenants

Section 5.01. Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, the Buyer and the Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided that the parties hereto understand and agree that the best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

Execution copy

Section 5.02. Antitrust Filing. As soon as reasonably practicable, each of the Buyer and the Company shall file with the Israeli Restrictive Trade Practices Authority notification forms relating to the transactions contemplated herein as required by the RTPL.  Each of Buyer and the Seller shall promptly:  (i) supply the other and its counsel with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the Israeli Restrictive Trade Practices Authority or the competition or merger control authorities of any other jurisdiction which may be applicable. The Buyer and the Seller shall instruct their respective counsel (and in the case of Seller, counsel to the Company) to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any antitrust issues and shall use reasonable best efforts to assure that the respective waiting periods required by the RTPL have expired or been terminated at the earliest practicable dates.

Section 5.03. Designation of Directors. The Buyer shall provide to the Seller, as soon as practicable following the date hereof, the names of all its designees to the Boards of Directors of Ormat Technologies and Ormat Industries pursuant to Sections 2.01(iv) and 2.01(v) together with all other information, declarations and documents required in order to nominate such designees to the applicable Board of Directors under applicable law.

Section 5.04 Access to Information.  Without limiting the Buyer’s reliance on the Seller’s representations and warranties herein, the Seller shall provide the Buyer and its accountants, counsel and representatives in connection with this Agreement and the transactions contemplated hereby, reasonable access during the period from the date hereof and prior to the Closing to (i) all of its and the Company's relevant properties, books, contracts, commitments and records, (ii) all other information concerning its and the Company's business and properties (subject to restrictions imposed by applicable law) as the Buyer may reasonably request (provided, that this Section shall not imply that the Buyer's obligation to effect the Closing is subject to further due diligence of the Company).

Execution copy

Section 5.05. Legal Proceedings.  The Buyer and the Seller shall: (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to this Agreement and the transactions contemplated hereby; (ii) keep the other party informed as to the status of any such legal proceeding; and (iii) promptly inform the other party of any communication with any Governmental Authority about this Agreement or the transactions contemplated hereby. The Buyer and the Seller will consult and cooperate with each other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding relating to this Agreement or the transactions contemplated hereby, or any request, filing, or notice to any Governmental Authority.  In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, the Buyer and the Seller will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding or request, filing, or notice to any Governmental Authority and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such legal proceeding.

Section 5.06. Notification of Certain Matters.  The Seller shall give prompt notice to the Buyer of any of the following, immediately after it becomes aware of it: (i) the occurrence or non-occurrence of any event, which is likely to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (ii) any failure of the Seller to comply in any way with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any Material Adverse Effect, and (iv) any event or occurrence not in the ordinary course of the Seller's, the Company's or Ormat Technologies' business. No disclosure by the Seller made under this section shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant on Seller's behalf.

Section 5.07 Group of Borrowers Limitations'. In the event that the consummation of an Assumption is prevented by Bank Hapolaim only because the Buyer becomes subject to  limitations on obtaining indebtedness as a "Borrower" or a "Group of Borrowers" from Bank Hapoalim, as such terms are defined in and in accordance with the Supervisor of Banks Proper Conduct of Banking Business instruction No. 313 without the Bank's consent, the Buyer undertakes to pay the Seller the interest payments which should have been incurred under the Bank Loan in accordance with the terms of the Bank Loan at the date of the Closing, following the date in which the Assumption Closing should have taken place had not such limitations existed, all in accordance with their payment schedule or in advance in one lump sum, as shall be determined by the Buyer under its sole discretion.

Execution copy

ARTICLE 6

Conditions to Closing

Section 6.01.  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)        The Seller shall have performed all of its obligations hereunder required to be performed by it on or prior to the Closing Date in all material respects;

(b)        The representations and warranties of the Seller contained in this Agreement (1) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (2) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time;

(c)        The Buyer shall have received all documents required to be delivered pursuant to Section 2.02(a) and Section 2.06 and the irrevocable instructions to the Trustee set forth in Section 2.03, all duly executed and in form and substance reasonably satisfactory to the Buyer;

(d)        The Seller or the Company, as applicable, shall have received the consents, authorizations or approvals from the trustee and/or the holders of the debentures of Ormat Technologies and the Governmental Authorities, banks or other financial institution which are set forth on Schedule 6.01(d), in each case in form and substance reasonably satisfactory to the Buyer, and no such consent, authorization or approval shall have been revoked;

(e)        Bank Hapoalim shall have executed and delivered the letter attached hereto as Schedule 6.01(e) (the "Bank Hapoalim Letter");

(f)        Intentionally deleted;

(g)         No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the transactions contemplated by this Agreement, and no action shall have been taken by any Governmental Authority that makes the consummation of any of such transactions illegal;

(h)        Bank Hapoalim shall have consummated all the transactions set forth in the Bank Hapoalim Letter and Bank Loan in accordance therewith;

(i)        The price per Company share as recorded on the TASE on the each of the five trading days prior to Closing shall not be lower than NIS 14.30;

Execution copy

(j)        There shall have been no Material Adverse Effect between the date hereof and the Closing, the effect of which on the Company's value has not been fully cured prior to the Closing Date.

(k)        The Buyer and the Company shall have obtained the approval of the Israeli Restrictive Trade Practices Authority, which shall not include, based on the Buyer's sole discretion, any burdensome terms or conditions applicable to any entity controlled by the Buyer or the Fund or any of their Affiliates.

(l)        The GM shall have approved and ratified all of the following issues: (1) the amendment of the Company's Articles of Association such that, as of the Closing, the maximum number of members of the Company's board of directors (the "Board") shall be increased to ten (10); (2) the appointment, effective as of and subject to the Closing, of four (4) members designated by the Buyer, which together with the four (4) members designated by the Seller, shall constitute the full Board, excluding the External Directors; and (3) the execution of indemnification agreements, in favor of each of the directors and officers of the Company, including those designated by the Buyer, effective as of immediately after the Closing Date; (4) the approval of run-off insurance to the current directors and officers of the Company for a period of seven years following the Closing, to the extent required; (5) the appointment, effective as of the Closing, of one External Director designated by the Buyer, which together with the other directors designated by the Buyer shall constitute 50% of the members of the Board (including the External Directors); provided however that in the event that any of 1, 2, or 5 shall not have been approved, the Seller shall cause directors appointed on its behalf to resign, such that the total number of directors appointed by the Buyer shall constitute 50% of the members of the Board, (including the External Directors), and (6) the purchase by the Company of all of the Company Ordinary Shares held by Solmat pursuant to which such shares shall become dormant on or before the Closing; and

(m)        Seller's holdings (individually or together with others, including for the avoidance of doubt, the 200 Company Ordinary Shares held directly by the Seller’s shareholders) immediately prior to the Closing Date shall not be higher than 39,933,983 Company Ordinary Shares (i.e., 34.27% of the Company's issued share capital on a Fully Diluted Basis).

(n)        The Seller shall have delivered the Shareholders Rights Agreement duly executed by it.

Execution copy

Section 6.02.  Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

(a)        The Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects;

(b)        The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date.

(c)        No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the transactions contemplated by this Agreement, and no action shall have been taken by any Governmental Authority that makes the consummation of any of such transactions illegal.

(d)        To the extent required, the Company shall have entered into a run-off insurance policy covering its current directors and officers for a period of seven years following the Closing, provided that if brought to the GM for approval, the Seller shall have voted all its shares in the Company in favor of such approval.

(e)        Bank Hapoalim shall have consummated all the transactions set forth in the Bank Loan in accordance therewith.

(f)        The Buyer and the Company shall have obtained the approval of the Israeli Restrictive Trade Practices Authority, which shall not include, based on the Seller's sole discretion, any burdensome terms or conditions applicable to the Seller, the Company or its Subsidiaries and Affiliates.

(g)        The aforesaid in Section 6.01(l) (GM approvals) shall have occurred; provided that the Seller shall have voted in favor of all such resolutions.

(h)        Buyer's holdings immediately prior to the Closing Date shall not be higher than 12,502,115 Company Ordinary Shares.

(i)        The Buyer shall have delivered the Shareholders Rights Agreement duly executed by it.

Execution copy

ARTICLE 7

Indemnification

Section 7.01.  Indemnification. Effective at and after the Closing, the Seller shall indemnify the Buyer, its Affiliates and their respective successors and assignees (the "Indemnified Parties") against and agrees to hold each of them harmless from any and all damage, loss and liability (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”), incurred or suffered by any of the Indemnified Parties arising out of any misrepresentation or breach of warranty (giving effect to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such misrepresentation or breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Seller pursuant to this Agreement; provided that (a) no claim for indemnification with respect to any Warranty Breach shall be made after 90 days following the date on which Company files its financial statements for the fiscal year ending on December 31, 2013; (b) solely with respect to indemnification for Warranty Breaches, the aggregate amount of Damages for which the Seller shall be required to indemnify the Indemnified Parties shall be limited to thirty percent 30% of the Purchase Price (the "Warranty Breaches Cap"), except for claims of fraud or willful misconduct for which there will be no limitation on recoverable Damages; and (c) the Seller shall be required to indemnify the Indemnified Parties only if the aggregate amount of Damages from all claims for which indemnification is sought exceeds five million New Israeli Shekels (NIS 5,000,000), provided, however, that if and when the aggregate Damages so exceed five million New Israeli Shekels (NIS 5,000,000), all Damages (including the first NIS 5,000,000) shall be subject to indemnification and shall be recoverable hereunder. The remedies specified in this Article 7 shall be the sole and exclusive remedies to which an Indemnified Party is entitled with regard to any Damages resulting from a Warranty Breach. For the avoidance of doubt, when calculating an Indemnified Party's Damages resulting from the Damages incurred by the Company, the Indemnified Party shall be deemed to hold only the Shares purchased hereunder and all its other shareholdings shall be ignored.

Section 7.02.  Claim Procedures.

(a)      In the event an Indemnified Party has a claim for indemnity pursuant to this Agreement, such Indemnified Party shall give prompt notice in writing of such claim to the Seller. Such notice shall set forth in reasonable detail the claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). If an Indemnified Party shall receive notice of any actual or threatened claims or demands by any third party which are subject to the indemnification provided for in Section 7.01 (a "Third Party Claim"), the Indemnified Party shall give the Seller notice of such Third Party Claim as soon an possible but not later than seven (7) days of the receipt by the Indemnified Party of such notice. The failure to notify the Seller pursuant to this Section 7.02 shall not relieve the Seller of its indemnification obligations hereunder, except to the extent such failure shall have materially prejudiced the Seller.

Execution copy

Section 7.03 If the Seller notifies the Buyer, within 10 (ten) days following receipt of a notice with respect to any claim, that the Seller accepts its indemnity obligation for any Damages with respect to such claim, the requested Damages shall be conclusively deemed a liability of the Seller and  the Seller shall be entitled to participate in and to assume and control the defense of such Third Party Claim through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within such 10 (ten) days of the receipt of such notice from the Seller. If the Seller does not assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume such defense and retain its own counsel and the Seller will hold all Indemnified Parties harmless from and against all Damages, including the fees and expenses of such counsel, caused by or arising out of such Third Party Claim to the extent the Indemnified Parties are entitled to such Damages pursuant to Section 7.01. If the Seller assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Damages caused by or arising out of any settlement thereof.  Notwithstanding the foregoing, an Indemnified Party shall have the right to participate in such defense and retain its own counsel, with the fees and expenses of such counsel to be paid by the Indemnified Party (unless the Seller's counsel is unable to represent both the Seller and the Indemnified Party (e.g., because of a potential conflict of interest), in which case the fees and expenses of such counsel shall be paid by the Seller).  The Indemnified Party shall cooperate with the Seller in such defense and make available to the Seller, at the Seller’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Seller.  Except with the written consent of the Seller (not to be unreasonably withheld), the Indemnified Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement.

Section 7.04. Notwithstanding the terms and provisions of this Section 7, in the event the Indemnification Shares are released to the Buyer in accordance with the terms of Section 2.07, the Warranty Breaches Cap shall be reduced by product of (i) the number of Indemnification Shares actually released to the Buyer; and (ii) NIS 18.912.  For the avoidance of doubt, except as expressly set forth herein, the transfer of the Indemnification Shares to the Buyer shall be in addition to, and shall not derogate from, any indemnification obligation of the Seller under the other provisions of this Section 7.

Execution copy

ARTICLE 8

Termination

Section 8.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)      by mutual written agreement of the Buyer and the Seller;

(b)      by either the Seller or the Buyer if the Closing shall not have been consummated on or before 90 days from the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant hereto shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; or

(c)      by either the Seller or the Buyer if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any any court of competent jurisdiction or Governmental Authority having competent jurisdiction, including with respect to transactions contemplated by this Agreement being illegal or otherwise prohibited by Applicable Law.

(d)      by the Buyer or the Seller if the shareholder vote required pursuant to the Companies Law for the approval of the resolutions at the GM pursuant to Section 6.01(l) (including any permitted adjournment or postponement thereof) is not obtained.

The party desiring to terminate this Agreement pursuant to the clauses above shall give notice of such termination to the other party.

Section 8.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 9.03, 9.05, and 9.06 and the Confidentiality Undertakings by the Buyer to the Seller and the Company, dated November 14, 2011(the "Confidentiality Undertakings") shall survive any termination hereof pursuant to Section 8.01.

Execution copy

ARTICLE 9

Miscellaneous

Section 9.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a confirmation of receipt of such e-mail is requested and received) and shall be given, if to the Buyer, to:

c/o FIMI IV 2007 Ltd.
Electra Building 40th Floor
98 Yigal Alon St.
Tel - Aviv
Tel: 03-5652244
Fax: 03-5652245

With a copy to (which shall not constitute legal notice):

Sharon Amir, Adv. and Tal Eliasaf, Adv.
Naschitz, Brandes & Co.
5 Tuval St.
Tel Aviv 67897
Tel: 03-6235090
Fax: 03-6235106

if to Seller, to:

Ms. Yehudit Bronicki
5 Brosh Street
Yavne Israel

With a copy to (which shall not constitute legal notice):

Rona Bergman Naveh, Adv. and Eyal Diskin, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.,
1 Azrieli Center, Tel-Aviv 67021
Tel: 03-6074444
Fax:  03-6074422

Execution copy

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.  Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that (a) the Buyer may transfer or assign its rights and obligations under this Agreement without the need for such consent (other than its obligations in connection with the Security Interest), in whole or from time to time in part, to the Fund, the Buyer's investors or the Fund’s investors (only as part of a general distribution to the Fund's investors) or any affiliated fund managed by the Fund's management company, or to any entity controlled by, controlling, or under common control with, either the Fund or FIMI IV 2007 Ltd. and (b) the Seller may transfer or assign its rights and obligations under this Agreement without the need for such consent to Dita Bronicki or Lucien Bronicki or Yoram Bronicki or Yuval Bronicki or Michal Cath or to any entity controlled by any of  them, provided that transfers to Yuval Bronicki or Michal Cath shall be permitted only to the extent that Dita Bronicki, Lucien Bronicki and Yoram Bronicki collectively own more than 50% of the voting rights of Bronicki or the transferee, as the case may be; and provided further  that in each case, and without derogating from the foregoing, the permitted transferee has agreed in writing to assume and be bound by all of the Buyer’s or the Seller's obligations, as applicable, hereunder as if it were an original party hereto.

Execution copy

Notwithstanding the foregoing, the parties may pledge their monetary rights (only)  in this Agreement (excluding for the avoidance of doubt any rights to make claims as a party or a beneficiary hereunder) for the benefit of Bank Hapoalim, to the extent required by Bank Hapoalim under the Bank Loan or the Buyer Pledge Agreement.

Section 9.05. Governing Law.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel, without regard to the conflicts of law rules of such state.

Section 9.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be exclusively brought in the competent courts of Tel Aviv.

Section 9.07. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 9.08. Entire Agreement.  This Agreement, the Confidentiality Undertakings and the Shareholders Rights Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The Confidentiality Undertakings shall terminate upon the consummation of the Closing.

Section 9.09.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.10.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof only in the courts of Tel Aviv, in addition to any other remedy to which they are entitled at law or in equity.

Execution copy

performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof only in the courts of Tel Aviv, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

Execution copy

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

s/s Ishay David / Beck Gillon FIMI ENRG, Limited Partnership By: Name: Ishay David / Beck Gillon Title: ____________________	s/s Yehudit Bronicki Bronicki Investments Ltd. By: Name: Y. Bronicki Title: Director
s/s Ishay David / Beck Gillon
FIMI ENRG, L.P.

By:
Name: Ishay David / Beck  Gillon
Title: ____________________

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

THIS Amendment (this “Amendment”) is made and entered into as of May 22, 2012 by and between (i) Bronicki Investments Ltd. (the "Seller"), an Israeli company (Company no. 51-255064-1) organized under the laws of the State of Israel, having its registered office at 5 Brosh Street, Yavne, Israel and (ii) FIMI ENRG, Limited Partnership, a newly formed Israeli limited partnership (the "Israeli Fund") and FIMI ENRG, L.P., a newly formed Delaware limited partnership (the "Foreign Fund" collectively, the “Buyer”), controlled by FIMI Opportunity IV, L.P., a limited partnership formed under the laws of the State of Delaware and FIMI Israel Opportunity IV, Limited Partnership, a limited partnership formed under the laws of the State of Israel (collectively, the "Fund").

W I T N E S S E T H:

WHEREAS, the Seller and the Buyer have entered on March 16, 2012 into a Share Purchase Agreement (the "SPA");

WHEREAS, the parties wish to amend certain provisions of the SPA and any of its attachments and appendices;

NOW THEREFORE, the parties agree as follows:

1.	To amend and replace any and all reference to "share certificate no. 367", in the SPA and its attachments and appendices, to "share certificate no. 371".

2.
To amend Section 2.03(c) such that the words "any additional deposit pledged to Bank Hapoalim in the Seller's account (together, the "Deposit")" in the fourth line, shall be replaced with the following wording: "the specific additional deposit in the Seller's bank account (which is pledged to the Bank) and used solely for the payment of the upcoming interest payment pursuant to the Seller's irrevocable instructions (so long that there is no legal restriction, including any third party's Encumbrance to use such deposit) (together, the "Deposit")".

3.	All other provisions of the SPA and attachments and appendices thereto shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

s/s Beck Gillon FIMI ENRG, Limited Partnership By: Name: Beck Gillon Title: Director	s/s Yehudit Bronicki Bronicki Investments Ltd. By: Name: Y. Bronicki Title: Director
s/s Beck Gillon
FIMI ENRG, L.P.

By:
Name: Beck  Gillon
Title: Director

2